Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. ANNOUNCES CEO RESIGNATION
AND APPOINTMENT OF CHRIS BRADSHAW AS ACTING CEO

Houston, TX
August 28, 2014

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE:ERA) announced today that Sten L. Gustafson has resigned as Chief Executive Officer and as a director of the Company effective August 29, 2014. The Board has named Christopher S. Bradshaw, Era’s Executive Vice President and Chief Financial Officer, as Acting Chief Executive Officer effective August 29, 2014 while the Board identifies a permanent Chief Executive Officer to replace Mr. Gustafson. Mr. Bradshaw will also retain his duties as Chief Financial Officer.

Charles Fabrikant, Chairman of the Board, stated, “On behalf of the entire Board of Directors, I would like to thank Sten for his meaningful contribution to Era in connection with its spin-off from SEACOR Holdings Inc. and during the critical early days as an independent public company and wish him well in his future endeavors. The Board and the management team led by Chris Bradshaw are fully committed to the continued implementation of Era's strategy.”

“Since I joined Era, we successfully separated Era from SEACOR, executed on our objective to develop and implement corporate strategies specific to Era’s business and have made tremendous progress in setting a course for the company as it commenced its journey as a stand-alone enterprise,” said Sten Gustafson. "I am honored to have brought Era to this point, and I wish the company and its people, whom I respect greatly, every success.”

"I have full confidence in the ability of Era’s employees and management team to achieve the goals laid out for the company,” said Chris Bradshaw, who has served as Executive Vice President and Chief Financial Officer at Era Group since October 2012. “My colleagues and I will continue to drive execution and results in full collaboration with our Board of Directors, for the benefit of our shareholders, customers and employees."
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About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Colombia, India, Norway, Spain, Sweden, and the United Kingdom. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
For additional information concerning Era Group, contact Ben Slusarchuk at (281) 606-4872 or visit Era Group's website at www.eragroupinc.com.

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